[WACHOVIA LOGO]

Wachovia Bank, N.A.
Post Office Box 1088
Dalton, Georgia 30722-1088


February 10, 2000

American Consumers, Inc.
Michael A. Richardson, President
P. O. Box 2328
Ft. Oglethorpe, GA 30742

Dear Michael:

Wachovia Bank, N.A. ("Lender") is pleased to offer American Consumers, Inc. ("Borrower") the following credit facilities. This commitment letter amends and replaces the commitment letter dated November 20, 1998. This Commitment (as later defined) will become effective upon your acceptance of the terms and conditions outlined in this letter. This Commitment will expire on September 30, 2000 or on demand, which ever is earlier.

Commitment Type:   Revolving Line of Credit, the "Commitment."

Amount:            Up to $600,000

Purpose:           General working capital purposes

Interest Rate: Lender's Prime Rate, currently 8.75%, subject to change from time to time. The "Prime Rate" refers to that rate so denominated and set by Lender as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Lender. Lender lends at rates above and below the Prime Rate.

                   Interest will be calculated on the basis of a 360 day year based on the actual number of days elapsed.

Repayment Terms:   Interest payable monthly beginning February 14, 2000.

                   Principal due on demand.

Collateral:        Certificate of Deposit issued by Wachovia Bank in the amount of $424,000.

                   To the extent permitted by law, the collateral specified above shall secure the Commitment and also secure any and all other liabilities, obligations and indebtedness of the Borrower to Lender, now existing or hereafter arising.

Financial Reports: The following information will be required:

                   Year end audited financial statements of Borrower within 90 days of fiscal year end prepared by a certified public accounting firm acceptable to Lender.

                   Quarterly financial statements, including a balance sheet and income statement, within 60 days of quarter end signed by an officer or partner of Borrower attesting to their accuracy.

                   All financial statements shall be prepared in accordance with generally accepted accounting principles and practices applied consistently throughout the period and for prior periods.

                   Additional financial information on Borrower or Guarantor as requested by Lender.

Fees: A $250.00 Commitment fee which shall be fully earned and non-refundable.

Other Conditions:  This Commitment is subject to the maintenance by
                   Borrower of a condition satisfactory to Lender and the delivery and/or execution of loan, security, and informational documents satisfactory to Lender. Examples of an unsatisfactory condition include, but are not limited to, a material change in management, an adverse change in financial condition, or any default by Borrower on any obligation to Lender or to a third party.

                   During the term of the Commitment, there shall be no change in control, ownership, or legal structure of Borrower or Guarantor without the prior written consent of Lender.


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                   In no event shall either Borrower or Lender be liable to the other for indirect, special, or consequential damages which may arise out of or are in any way connected with the issuance of this Commitment.

                   All costs, expenses and fees incurred to close the Commitment and perfect Lender's security interest will be the responsibility of the Borrower, whether or not the transaction contemplated herein closes, unless the failure to close is due solely to Lender's gross negligence or willful misconduct.

                   In addition to any other defaults normally specified in Lender's documents, to the extent permitted by law, Borrower agrees that a default under this Commitment will also cause a default under any other loan or obligation of the Borrower to Lender and that a default under any other loan or obligation of the Borrower to Lender will cause a default under this Commitment.

                   All advances under the revolving line of credit will be paid down to a minimum amount, of $424,000 for a minimum of thirty consecutive days during the term of this Commitment.

                   The Commitment is subject to Lender serving as Borrower's primary financial institution for short term working capital needs. While the Borrower is utilizing Lender's short term working capital line, the Borrower agrees not to simultaneously utilize short term working capital lines of credit provided by other financial institutions.

                   All information and representations made by the Borrower and any Guarantors to Lender are and will be accurate at closing.

                   This Commitment shall be governed by the laws of the State of Georgia.

                   This Commitment is for the sole and exclusive benefit of the Borrower and may not be assigned by the Borrower.

                   This Commitment and all terms and provisions outlined above shall survive the closing and shall be binding on the Borrower after such closing.

Commitment
Modifications:     No condition or other term of this Commitment may be waived or modified except in writing signed by Borrower, all Guarantors, if any, and Lender.

Please call me if you have any questions about the terms of this offer. If this Commitment is not accepted with an executed copy received by Lender by February 14, 2000 and closed by February 14, 2000, this Commitment shall be null and void at the option of Lender. To acknowledge your acceptance, please sign below and return to me. We look forward to working with you.

Very truly yours,

/s/ Pam Garland

Pam Garland
Vice President


Accepted and agreed to this 14 day of February, 2000.

American Consumers, Inc.

By:  /s/ Michael A. Richardson
     -------------------------
         Michael A. Richardson